Exhibit 99.1

News Release
Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY	Investor Contacts:	Geraldine U. Foster Lisa W. DeBerardine Janet M. Barth (908) 298-7436

	Media Contact:	Robert J. Consalvo (908) 298-7409

SCHERING-PLOUGH COMMENTS ON EARNINGS OUTLOOK

KENILWORTH, N.J., July 7, 2003 – Schering-Plough Corporation (NYSE: SGP) today reported that 2003 second quarter diluted earnings are expected to be approximately 12 cents per share. This follows earnings of 12 cents per share in the 2003 first quarter, in the wake of the loss of U.S. sales and profits of the CLARITIN prescription franchise, which was introduced for over-the-counter sale in December 2002. The company’s earnings guidance for the second quarter excludes any possible charges for unusual items.

     Schering-Plough noted that the earnings estimate reflects continuing competitive pressures on its major product franchises. As previously reported, the company’s prescription allergy franchise (CLARINEX antihistamine and NASONEX nasal spray) is experiencing intense competition in the U.S. allergy market and its hepatitis C franchise (PEG-INTRON/REBETOL combination therapy) is being negatively impacted by a new competitor launched earlier this year.

     “Since joining Schering-Plough in late April, I have been working to implement a long-term Action Agenda aimed at stemming the declines in market shares, and getting Schering-Plough growing again,” said Fred Hassan, chairman and chief executive officer. “While addressing the company’s business situation, we have also been focusing as a top priority on our regulatory, legal and compliance issues. Based on what I have learned to date, I remain convinced that – as I outlined in our five-point Action Agenda – we can stabilize our company, repair it and subsequently launch a turnaround.”

     The company has started taking actions aimed at addressing the competitive challenges

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and stemming the declines in market share for key products. However, Hassan cautioned that this may take some time. “Our objective for Schering-Plough is to build a solid foundation for growth – it’s not about making quick fixes,” he said. Hassan emphasized that during the second half of 2003, the company faces additional private-label competition for its OTC CLARITIN line of nonsedating antihistamines, as the initial 180-day period of exclusivity expires for the first OTC generic competitor. Also, the company’s largest U.S. franchise – the INTRON franchise, including PEG-INTRON/REBETOL combination therapy for hepatitis C, faces potential generic competition for REBETOL (ribavirin). As a result, earnings in the 2003 second half may not reach the levels achieved in the first half (excluding any possible charges for unusual items).

     Hassan added that Schering-Plough is encouraged by the steady growth and long-term potential of the ezetimibe molecule, ZETIA, a novel cholesterol absorption inhibitor, which is partnered with Merck & Co., Inc. in most territories around the world. The initial ezetimibe single-entity product is beginning to penetrate the approximately $20 billion global cholesterol-management market. The launch of ZETIA has already resulted in over 1.5 million prescriptions filled since it became available in the United States in mid-November of last year. (Source: IMS Health) The partnership remains on track to file a once-daily combination tablet containing ZETIA and Merck’s cholesterol-management medicine Zocor in late 2003.

     As previously reported, Hassan will lead the 2003 second quarter earnings conference call on July 23, during which he is expected to discuss the progress of his early action steps to stabilize and repair the company and subsequently to set the stage for a turnaround. (Please refer to the June 27 press release for further details regarding the earnings conference call.)

     DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements relating to the company’s business prospects, projected earnings for the 2003 second quarter and earnings outlook for the 2003 full year. The company’s financial performance and its ability to achieve the projected earnings are dependent on the market viability of the company’s marketed and pipeline products, possible changes in business strategies and the ability to successfully implement those business strategies, and other factors, all of which are subject to substantial risks and uncertainties. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, market and patient acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent

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positions, litigation and investigations and instability or destruction in a geographic area important to the company due to reasons such as war or SARS. For further details and a discussion of these and other risks and uncertainties, see the company’s Securities and Exchange Commission filings, including the company’s 10-Q for the 2003 first quarter and its 8-Ks.

     Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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